Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2007 RESULTS

Strong performance yields 26% year-over-year growth in FFO per share

Highlights:

•	Reported net income for the year of $40.6 million and net income available to common stockholders of $21.3 million, or $0.34 per diluted share.

•	Reported FFO of $2.05 per diluted share for the year and $0.53 per diluted share for the fourth quarter, exceeding the high end of Company FFO guidance by $0.01.

•	Acquired thirteen properties totaling $363.0 million during the year including closing costs for European assets. Subsequent to year end, acquired one property totaling $20.2 million.

•

Commenced leases on approximately 761,000 square feet during the year at an average annualized GAAP rent of $53.00 per square foot and 150,000 square feet during the fourth quarter at an average annualized GAAP rent of $48.00 per square foot.

•

Signed leases on approximately 998,000 square feet during the year at an average annualized GAAP rent of $76.00 per square foot and 429,000 square feet in the fourth quarter at an average annualized GAAP rent of $85.00 per square foot, of which approximately 403,000 square feet is scheduled to commence throughout 2008 at an average annualized GAAP rent of $85.00 per square foot.

•	Increased quarterly common stock dividend by 8.3% to $0.31 per share in December.

•	Completed a follow-on public offering in October 2007 of over 4.0 million primary shares of common stock, generating net proceeds of approximately $150.4 million.

•	Subsequent to year end, completed a public offering of 13.8 million shares of Series D Cumulative Convertible Preferred Stock, generating approximately $333.6 million in net proceeds.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

San Francisco, Calif. (February 26, 2008) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its full year and fourth quarter ended December 31, 2007. The Company reported operating revenue of $395.2 million for the year and $105.9 million in the fourth quarter of 2007. For the year, net income was $40.6 million and net income available to common stockholders was $21.3 million, or $0.34 per diluted share, which includes an $18.0 million gain on sale of two assets during the first quarter of 2007. This compares to net income for 2006 of $31.4 million and net income available to common stockholders of $17.6 million, or $0.47 per diluted share, which includes an $18.0 million gain on sale of an asset in the third quarter of 2006. For the fourth quarter of 2007, net income was $5.6 million and net income available to common stockholders was $0.3 million, or $0.00 per diluted share. This compares to net income in the third quarter of 2007 of $5.1 million and net loss available to common stockholders of $0.2 million, or $0.00 per diluted share, and net income in the fourth quarter of 2006 of $6.4 million and net income available to common stockholders of $3.0 million, or $0.06 per diluted share.

Funds from operations (“FFO”) was $145.5 million for the year, or $2.05 on a diluted per share and unit basis, up 25.8% from $1.63 per diluted share and unit for the full year 2006. FFO was $38.9 million in the fourth quarter, or $0.53 on a diluted per share and unit basis, up 3.9% from $0.51 per diluted share and unit in the previous quarter; and up 10.4% from $0.48 per diluted share and unit in the fourth quarter of 2006. FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

“Digital Realty Trust delivered another strong performance in 2007. We continued to expand our redevelopment program, providing high quality datacenter space to select U.S. and European markets where demand continues to outpace supply,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “During the year we signed new leases totaling over 854,000 square feet for Turn-Key Datacenter™ and Powered Base Building™ space, of which nearly 357,000 square feet was signed during the fourth quarter. We also expanded our European footprint during the year to over 1 million square feet, which now represents approximately 10% of our total portfolio. Combined with our strategic capital raising activities during the year, we are well-positioned to execute on our disciplined growth strategy into 2008.”

Acquisition and Leasing Activity

During the fourth quarter of 2007 the Company acquired three properties totaling $83.5 million, including closing costs. On December 10, 2007, the Company acquired Cressex 1, located in suburban London, England. The property totals approximately 51,000 square feet of redevelopment space, of which the Company plans to convert approximately 36,000 square feet into 21,000 square feet of Turn-Key Datacenter™ space and 15,000 square feet into supporting office/business continuity space. Construction is scheduled to commence in the first quarter of 2008 with completion expected by September 2008. On December 12, 2007, the Company acquired Naritaweg 52, located in Amsterdam, Netherlands. The property totals 63,000 square feet and was purpose built as a datacenter facility in 2001. The building is 100% leased through September 2011 to a leading international information technology services company and consists of nearly 33,000 square feet of raised floor technical space and over 30,000 square feet of office and other space. On December 21, 2007 the Company acquired Units 1, 2 and 3 of the Foxboro Business Park, a three-building complex located in suburban London, England. Unit 1 totals over 20,000 square feet and is 100% leased to a leading international geophysical company as its corporate datacenter facility. Unit 2 is a 31,000 square foot warehouse that is 100% leased to a global manufacturer and marketer of home appliances. Unit 3 totals over 96,000 square feet of vacant space, of which the Company plans to convert approximately 58,000 square feet into Turn-Key Datacenter™ space.

Subsequent to year end, on February 14, 2008, the Company acquired 365 South Randolphville Road, a 270,000 square foot redevelopment project located in Piscataway, New Jersey, adjacent to the Company’s 3 Corporate Place development. The newly acquired property is capable of supporting up to 150,000 square feet of technical datacenter space. The Company plans to make base building improvements and upgrade power to the building with initial plans to build-out two Turn-Key Datacenters™, totaling approximately 20,000 square feet of raised floor.

As of February 26, 2008, the Company’s portfolio comprised 71 properties, excluding one property held in a consolidated joint venture, consisting of 94 buildings totaling approximately 12.6 million rentable square feet, including 2.0 million square feet of space held for redevelopment. The portfolio is strategically located in 26 key technology markets throughout North America and Europe.

For the year ended December 31, 2007, the Company commenced leases totaling approximately 761,000 square feet. This includes nearly 134,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $143.60 per square foot, over 550,000 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $36.00 per square foot, and approximately 77,000 square feet of non-technical space leased at an average annual GAAP rental rate of $19.90 per square foot.

For the quarter ended December 31, 2007, the Company commenced leases totaling approximately 150,000 square feet of space. This includes nearly 16,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $126.70 per square foot, over 109,000 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $42.90 per square foot, and nearly 25,000 square feet of non-technical space leased at an average annual GAAP rental rate of $22.30 per square foot.

For the year ended December 31, 2007, the Company signed leases totaling approximately 998,000 square feet. This includes over 435,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $130.00 per square foot, nearly 419,000 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $38.00 per square foot, and approximately 144,000 square feet of non-technical space leased at an average annual GAAP rental rate of $21.50 per square foot.

For the quarter ended December 31, 2007, the Company signed leases totaling over 429,000 square feet of space. This includes over 245,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $125.00 per square foot, nearly 112,000 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $40.65 per square foot, and over 72,000 square feet of non-technical space leased at an average annual GAAP rental rate of $20.90 per square foot.

Balance Sheet Update

Total assets grew to approximately $2.8 billion at December 31, 2007, from $2.2 billion at December 31, 2006. Total debt at December 31, 2007 was approximately $1.4 billion compared to $1.1 billion at December 31, 2006. Stockholders’ equity was approximately $1.0 billion, up from $709.8 million at December 31, 2006, primarily due to two follow-on public offerings, which generated $319.5 million in net proceeds that were used to reduce borrowings under the Company's revolving credit facility.

On October 22, 2007 the Company completed a follow-on public offering of 4,025,000 primary shares of common stock generating net proceeds of approximately $150.4 million. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund acquisitions, development and redevelopment activities, and for general corporate purposes.

Subsequent to year end, on February 6, 2008 the Company completed a public offering of 13,800,000 shares of Series D Cumulative Convertible Preferred Stock, including the over-allotment option that was exercised, which generated approximately $333.6 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund acquisitions, development and redevelopment activities, and for general corporate purposes. The Series D Cumulative Convertible Preferred Stock will pay dividends quarterly at a rate of 5.500% per year on the $25.00 liquidation preference. The Series D Cumulative Convertible Preferred Stock will be convertible, at the holder's option, at an initial conversion rate of 0.5955 common shares per $25.00 liquidation preference (or an initial conversion price of $41.98 per common share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 17.5% conversion premium over the closing sale price of the Company's common shares on January 31, 2008 on the New York Stock Exchange, which was $35.73 per share.

“Our strong performance in 2007 was facilitated by our ability to successfully access debt and equity markets in an environment where raising capital for real estate companies was severely constrained. Since the beginning of 2007, we have raised over $1.0 billion from our increased revolving credit facility, mortgage financings and refinancings, as well as equity offerings at very favorable terms,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “We expect that our focus on a strong balance sheet and financial flexibility will be a significant competitive advantage for Digital Realty Trust in 2008 and beyond.”

The Company is not changing its 2008 guidance at this time.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2007 full year and fourth quarter results tomorrow, Wednesday, February 27, 2008 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-218-0204 (for domestic callers) or 303-262-2130 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Wednesday, February 27, 2008 until 11:59 pm PT on Wednesday, March 5, 2008. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11106102#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust's 71 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacentre tenants. Comprising approximately 12.6 million rentable square feet as of February 26, 2008, including 2.0 million square feet of space held for redevelopment, Digital Realty Trust's portfolio is located in 26 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust's website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results, financial flexibility, the commencement of leases, and its position to execute its growth strategy into 2008. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; increased construction costs or construction delays; failure to lease redeveloped space; failure to maintain the Company's status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating Revenues:
Rental	$85,074	$68,327	$319,603	$221,371
Tenant reimbursements	20,589	13,521	75,003	50,340
Other	240	197	641	365

Total operating revenues	105,903	82,045	395,247	272,076

Operating Expenses:

Rental property operating and maintenance	33,101	19,764	108,744	59,255
Property taxes	4,440	6,512	27,181	26,890
Insurance	1,326	826	5,527	3,682
Depreciation and amortization	37,818	27,291	134,394	86,129
General and administrative	8,159	6,535	31,600	20,441
Other	101	173	912	1,111

Total operating expenses	84,945	61,101	308,358	197,508

Operating income	20,958	20,944	86,889	74,568

Other Income (Expenses):
Equity in earnings of (loss from) unconsolidated joint venture	(75)	177	449	177
Interest and other income	621	416	2,287	1,270
Interest expense	(15,863)	(14,102)	(64,404)	(49,595)
Loss from early extinguishment of debt	—	(5)	—	(527)

Income from continuing operations before minority interests	5,641	7,430	25,221	25,893
Minority interests in continuing operations of operating partnership	(28)	(1,205)	(809)	(5,113)

Income from continuing operations	5,613	6,225	24,412	20,780

Income from discontinued operations before gain on sale of assets and minority interests	—	176	1,395	314
Gain on sale of assets	—	80	18,049	18,096
Minority interests attributable to discontinued operations	—	(58)	(3,264)	(7,798)

Income from discontinued operations (1)	—	198	16,180	10,612

Net income	5,613	6,423	40,592	31,392

Preferred stock dividends	(5,359)	(3,445)	(19,330)	(13,780)

Net income available to common stockholders	$254	$2,978	$21,262	$17,612

Net income per share available to common stockholders:
Basic	$0.00	$0.06	$0.35	$0.49
Diluted	$0.00	$0.06	$0.34	$0.47

Weighted average shares outstanding:
Basic	64,098,942	47,332,515	60,527,625	36,134,983
Diluted	66,288,996	48,940,617	62,579,408	37,442,192

(1)	During 2007 and 2006, we sold 7979 East Tufts Avenue (July 2006), 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income (loss) from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$316,196	$228,728
Acquired ground leases	2,790	3,028
Buildings and improvements	1,968,850	1,415,236
Tenant improvements	193,436	172,334

Investments in properties	2,481,272	1,819,326
Accumulated depreciation and amortization	(188,099)	(112,479)

Net investments in properties	2,293,173	1,706,847
Investment in unconsolidated joint venture	8,521	29,955

Net investments in real estate	2,301,694	1,736,802
Cash and cash equivalents	31,352	22,261
Accounts and other receivables, net	43,440	31,293
Deferred rent	64,639	40,225
Acquired above market leases, net	38,762	47,292
Acquired in place lease value and deferred leasing costs, net	253,642	248,751
Deferred financing costs, net	17,610	17,500
Restricted cash	41,302	28,144
Other assets	17,023	13,951

Total Assets	$2,809,464	$2,186,219

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving credit facility	$299,731	$145,452
Mortgage loans	895,507	804,686
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	176,143	88,698
Accrued dividends and distributions	22,345	19,386
Acquired below market leases, net	93,572	87,487
Security deposits and prepaid rents	27,839	19,822

Total Liabilities	1,687,637	1,338,031

Minority interests in consolidated joint venture	4,928	—
Minority interests in operating partnership	72,983	138,416

Stockholders’ Equity	1,043,916	709,772

Total Liabilities and Stockholders’ Equity	$2,809,464	$2,186,219

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net income available to common stockholders	$254	$2,978	$21,262	$17,612
Adjustments:
Minority interests in operating partnership including discontinued operations	28	1,263	4,073	12,911
Real estate related depreciation and amortization (1)	37,673	28,056	134,240	90,932
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	919	796	3,934	796
Gain on sale of assets	—	(80)	(18,049)	(18,096)

FFO	$38,874	$33,013	$145,460	$104,155

Basic FFO per share and unit	$0.55	$0.49	$2.12	$1.66
Diluted FFO per share and unit	$0.53	$0.48	$2.05	$1.63

Total common stock and units outstanding
Basic	71,120,114	67,605,128	68,754,024	62,562,820
Diluted	73,310,168	69,213,230	70,805,807	63,870,028

(1) Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	37,818	27,291	134,394	86,129
Depreciation and amortization of discontinued operations	—	883	379	5,314
Non real estate depreciation	(145)	(118)	(533)	(511)

	$37,673	$28,056	$134,240	$90,932

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500